Exhibit 10.1

March 31, 2006


Mr. Michael H. Lee
65 East 90th Street
New York, New York 10128

Dear Michael:


         Tower Group, Inc. (the "Company") believes that you will play a vital role in making the Company's substantial interest in CastlePoint Holdings, Ltd. ("CastlePoint"), a successful investment. Therefore, the Company has agreed to amend your employment agreement, dated as of August 1, 2004 (the "Employment Agreement"), to permit you to serve as the Chairman of CastlePoint's Board of Directors as well as CastlePoint's President and Chief Executive Officer. The Employment Agreement is hereby amended, effective as of April 1, 2006, as follows:

1. Section 2(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                           "Time and Attention. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal working hours to the business and affairs of the Company and its affiliates. It shall not be considered a violation of the foregoing, however, for the Executive to (i) serve on corporate, industry, educational, religious, civic, or charitable boards or committees, (ii) make and attend to passive personal investments in such form as will not require any material time or attention to the operations thereof during normal working time, or (iii) serve as, and devote a substantial amount of his attention and time during normal working hours serving as, Chairman of the Board of Directors, President and Chief Executive Officer of CastlePoint Holdings, Ltd. ("CastlePoint"), so long as such activities in clauses (i), (ii) and
         (iii) do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or violate section 10 of this Agreement."

2. Effective April 1, 2006, your Annual Base Salary shall be $471,250, subject to adjustment pursuant to Section 3(a) of the Employment Agreement. You agree that this reduction in your Annual Base Salary does not constitute "Good Reason" for purposes of the Employment Agreement or otherwise.

3. Effective April 1, 2006, your target Annual Bonus opportunity shall be $362,500, it being understood that the actual Annual Bonus received by you will depend on the level of attainment of performance and other factors used by the Company to determine Annual Bonus amounts and that there is no guarantee that an Annual Bonus will be earned. Your Annual Bonus opportunity shall be reviewed from time to time, but not less frequently than annually, and, in the discretion of the Board and/or the Committee, may be adjusted but not decreased below $362,500.

4. The Company hereby consents to your use of Confidential Information (as defined in the Employment Agreement) in connection with the services that you are required to perform as the Chairman, President and Chief Executive Officer of CastlePoint.

5. For purposes of the Employment Agreement, the term "Change in Control" shall not include any transaction with CastlePoint and its affiliates.

         Except as expressly amended in this letter, the terms and conditions of the Employment Agreement shall remain in full force and effect as provided therein.

         If you agree to amend your Employment Agreement as provided in this letter, please sign two copies of this letter on the line indicated below and return them to me.

                                                     Sincerely,



                                                     Steven G. Fauth
                                                     Senior Vice President
                                                     Claims & General Counsel





Agreed:


/s/ Michael H. Lee
------------------
Michael H. Lee